Exhibit (h)(23)

AFFILIATED FUND FEE WAIVER AGREEMENT

JANUS INVESTMENT FUND

Janus Henderson Absolute Return Income Opportunities Fund

Janus Henderson High Yield Fund

March 20, 2025

Janus Investment Fund (the “Trust”)

151 Detroit Street

Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of our Investment Advisory Agreement provides for compensation payable to Janus Henderson Investors US LLC (the “Adviser”) with respect to Janus Henderson Absolute Return Income Opportunities Fund and Janus Henderson High Yield Fund (collectively, the “Funds” and each, a “Fund”). This letter (the “Agreement”) is to inform you that the Adviser will waive and/or reimburse to the Funds a portion of its management fee in an amount equal to a portion of the management fee it earns as investment adviser to Janus Henderson Emerging Markets Debt Hard Currency ETF (the “Affiliated ETF”) in which the Funds invest (if any), beginning March 20, 2025, set forth as follows:

1.

With respect to the Fund’s investments in the Affiliated ETF, the waiver/reimbursement amount shall be equal to the amount of the Fund’s assets invested in the Affiliated ETF, multiplied by an amount equal to the current daily unitary management fee of the Affiliated ETF, less certain asset-based operating fees and expenses incurred on a per-fund basis and paid by the Adviser with respect to the Affiliated ETF (such expenses include, but are not limited to: custody, sub-administration, and transfer agency fees and fees paid to the distributor) (the “Waiver Amount”).

2.	The Waiver Amount shall be calculated by the Adviser on a monthly basis and used daily for purposes of calculating the Fund’s net asset value per share.

Notwithstanding the above, this Agreement shall not modify the Adviser’s obligations under the expense limitation letter agreement between the Trust and the Adviser on behalf of the Fund dated October 16, 2024.

For the avoidance of doubt, the Adviser may not recover from the Fund amounts previously waived pursuant to this Agreement.

This waiver/reimbursement will continue in effect until October 28, 2025, unless otherwise revised, extended, or terminated by the Trustees of the Trust.

JANUS HENDERSON INVESTORS US LLC		JANUS INVESTMENT FUND

By:	/s/ Jesper Nergaard	By:	/s/ A bigail Murray
	Jesper Nergaard		Abigail Murray
	Vice President and Head of US Fund Administration		Vice President, Secretary, and Chief Legal Counsel